Exhibit 10.57

LICENSE AGREEMENT NUMBER 2 dated as of March 19,2012 between

  UNIVERSITY HEALTH NETWORK (as "Licensor")

and

  VISTAGEN THERAPEUTICS, INC. (as "Licensee")

TABLE OF CONTENTS

1. DEFINITIONS

2. REPRESENTATIONS AND WARRANTIES
2.1 Mutual Representations and Warranties
2.2 Licensor Representations and Warranties

3.           LICENSE GRANT
3.1 Licensed IP
3.2 Availability of the Licensed IP
3.3 Reserved Right

4.           FINANCIAL CONSIDERATIONS
4.1 Development-Based Milestone Payments
4.2 Royalties
4.3 Additional Consideration

5.           ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING
5.1 Royalty Reports
5.2 Payment Terms
5.3 Audits

6.           RESEARCH AND DEVELOPMENT OBLIGATIONS
6.1 Research and Development Efforts
6.2 R&D Plan
6.3 Records
6.4 Reports

7.           CONFIDENTIALITY
7.1 Confidential Information
7.2 Terms of this Agreement

8.           PATENTS
8.1 Patent Prosecution and Maintenance
8.2 Notification of Infringement
8.3 Enforcement of Patent Rights
8.4 Cooperation

9.           TERMINATION
9.1 Expiration
9.2 Termination by Mutual Consent
9.3 Termination by Licensee
9.4 Termination for Cause
9.5 Termination Upon Licensee Insolvency
9.6 Effect of Expiration or Termination

10.           INDEMNIFICATION
10.1 Indemnification
10.2 Procedure
10.3 Insurance
10.4 Certificates of Insurance
10.5 Notice of Cancellation or Expiration

11. FORCE MAJEURE

12. GENERAL PROVISIONS
12.1 Notices
12.2 Further Representations, Warranties & Liability
12.3 Dispute Resolution
12.4 Assignment
12.5 Waivers and Amendments
12.6 Entire Agreement
12.7 Severability
12.8 Waiver
12.9 Counterparts

EXHIBITS
EXHIBIT A DEFINITIONS
EXHIBIT B LICENSED IP

LICENSE AGREEMENT

THIS LICENSE AGREEMENT NUMBER 2 (this "Agreement") is dated as of March 19, 2012 (the "Effective Date"), and is entered into by and between (i) University Health Network, an Ontario corporation, incorporated under the Toronto Hospital Act 1997 ("Licensor"), having a research office at 610 University Avenue, Suite 7-504, Toronto, Ontario, Canada M5G 2M9, and (ii) VistaGen Therapeutics, Inc., a Nevada corporation ("Licensee"), having a place of business at 384 Oyster Point Boulevard, Suite 8, South San Francisco, California 94080.

WHEREAS, Licensor owns or has rights in the Licensed IP (as defined in Exhibit B).

WHEREAS, Licensee desires to obtain an exclusive license under Licensor's rights in the Technology on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the terms defined in Exhibit A shall have the defined meanings set forth in Exhibit A. Unless otherwise noted, all dollar amounts are quoted in US dollars.

2. REPRESENTATIONS AND WARRANTIES

2.1     Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

2.1.1 Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state, province or country in which it is incorporated.

2.1.2 Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

2.1.3 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

2.1.4 The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

2.2     Licensor Representations and Warranties. Licensor hereby represents and warrants to Licensee that, as of the Effective Date, Licensor, to the best of its knowledge, (a) is the sole owner of the Licensed IP, and (b) other than as noted in Exhibit C, has not granted to any Third Party any license or other interest in the Licensed IP, and (c) is not aware of any Third Party patent, patent application or other intellectual property rights (other than any inventions identified as prior art in the patents or patent applications licensed to Licensee hereunder) that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed IP, or (ii) by making, using or selling Licensed Products (but only to the extent that the making, using or selling of Licensed Products is covered by Licensed IP), and (d) is not aware of any infringement or misappropriation by a Third Party of the Licensed IP. Notwithstanding the foregoing, Licensor is under no duty, obligation or requirement to perform or conduct any legal inquiry or other search, analyses or assessment pertaining to patentability, validity, infringement and/or legal status in respect of any Licensed IP and Licensed Patents.

3.           LICENSE GRANT

3.1 Licensed IP. Subject to Section 3.3, Licensor hereby grants to Licensee an exclusive license (with the right to grant sublicenses through multiple tiers) under the Licensed IP to conduct research and to develop, make, have made, use, offer for sale, sell and import Licensed Products, worldwide and for all fields of use. Licensee shall promptly provide to Licensor a copy of any Sublicense Agreement The grant of any such Sublicense Agreement will not relieve Licensee of its obligations under this Agreement.

3.2 Availability of the Licensed IP. Within ten (10) days of the Effective Date, Licensor shall provide Licensee with a copy of all information and documents available to Licensor relating to the filing and prosecution of patent applications encompassing the Licensed IP.

3.3 Reserved Right. Licensor reserves and retains the non-exclusive, sublicenseable right to use the Licensed IP for non-commercial research purposes and/or academic educational purposes, without any financial obligation to Licensee for so using the Licensed IP.

4.           FINANCIAL CONSIDERATIONS

4.1     Development-Based Milestone Payments. At such time as Licensee (or its Affiliates or Sublicensees) achieve a Milestone Event as described below for a specific Licensed Product, Licensee shall pay to Licensor the Milestone Payment specified below. The specified milestone payment shall be made within thirty (30) days after the occurrence of the Milestone Event.

A. "Milestone Event" for Therapeutic-Related Licensed Product *	"Milestone Payment" (US$)

(1) Acceptance by FDA (first country) of filing of IND	$150,000

(2) First patient enrolled for Phase II Clinical Trial	$250,000

(3) First patient enrolled for Phase III Clinical Trial	$1,500,000

(4) FDA (first country) Final Approval of NDA for Licensed Product	$2,000,000

B. "Milestone Event" for Service-Related Licensed Product*	"Milestone Payment" (US$)

(1) First anniversary of execution of an agreement in respect of (in whole or in part) a Service-Related Licensed Product.	$50,000

For the purpose of this Section 4.1 "Final Approval" shall mean approval by the FDA for marketing a Therapeutic-Related Licensed Product that Is not conditioned on any other event (or if an approval is conditioned upon an event, then the occurrence of that event), provided, however, such other events shall specifically not include FDA requirements to conduct post marketing studies and any requirement for such post marketing studies shall not be deemed to delay the Final Approval.

* Once a Milestone Payment has been made for a specific Licensed Product, if there are later modifications, improvements, reformulations, combinations, or other changes using the same molecule which constitutes said Licensed Product (i.e., a "Related Product"), then no duplicate Milestone Payment will be owed when that Related Product achieves the same Milestone Event for which the Milestone Payment was previously made for said specific Licensed Product. Similarly, if there is a failure in product development, resulting in the substitution or replacement of the failed molecule with a new molecule, to the extent that a Milestone Event had previously been achieved by the failed molecule and the corresponding Milestone Payment paid, then no duplicate Milestone Payment will be owed when the new molecule achieves the same Milestone Event for which the Milestone Payment was previously made for the failed molecule.

** But not more than 10% of the annual revenues received from said agreement, continuing annually until the cumulative aggregate of said 10% payments reach $50,000.

4.2 Royalties.

4.2.1   Royalty Rate. Licensee shall pay to Licensor three percent (3%) of the first $25 million of Revenues received by Licensee or its Affiliates, and two percent (2%) of all additional Revenues received by Licensee or its Affiliates, subject to reductions pursuant to Sections 4.2.2 and 4.2.3.

4.2.2 Third Party Royalties. If Licensee or its Affiliates is required to pay royalties to any Third Party that are, in the opinion of an independent patent attorney (reasonably acceptable to both parties), necessary to practice the inventions claimed in the Licensed IP, then Licensee shall have the right to credit such Third Party royalty payments against the royalties owing to Licensor under Section 4.2.1; provided, however, that the foregoing credits shall not reduce the amount of the royalties payable to Licensor under Section 4.2.1 above by more than fifty percent (50%).

4.2.3 Combination Products. If a Product consists of (i) components that are covered by Licensor's Valid Claims, plus (ii) additional active pharmaceutical agents, or functional components reasonable necessary for formulation or delivery of the Product that are not covered by a Valid Claim, but that are covered by a valid claim of a Third Party patent, then for purposes of the royalty payments under Section 4.2.1, the Revenues shall be equitably allocated between the components covered by Licensor's Valid Claim and the components covered by the Third Party patent, with only the portion of Revenues allocated to Licensor's Valid Claims being used for purposes of the royalty calculation in Section 4.2.1 for such combination Product. To the extent the parties are unable to agree on the equitable allocation described above, any dispute shall be resolved in accordance with Section 12.3 of this Agreement. Notwithstanding the aforementioned, the foregoing allocation shall not reduce the amount of the royalties payable to Licensor under Section 4.2.1 above by more than fifty percent (50%).

       4.3 Additional Consideration. Within one hundred twenty (120) days after the Effective Date, Licensee shall make a one-time technology access payment to Licensor in the amount of $25,000 in cash. In additional, within forty-five (45) days after the Effective Date, Licensee shall issue to Licensor, or its designee, a total of 55,555 restricted shares of License's Common Stock (which shares, as of the close of trading on the Effective Date, had an aggregate market value of $150,000).

5.      ROYALTY REPORTS. PAYMENTS, AND ACCOUNTING

5.1 Royalty Reports. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following the receipt by Licensee or its Affiliates of Revenues, Licensee shall furnish to Licensor a quarterly written report showing in reasonably specific detail (a) the calculation of Revenues for such quarter; and (b) the calculation of the royalties that shall have accrued based upon such Revenues.

5.2 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5.1 above shall be due on the date such royalty report is due.

5.3 Audits.

5.3.1   Upon the written request of Licensor and not more than once in each calendar year, Licensee and its Affiliates shall permit an independent certified public accounting firm of nationally recognized standing selected by Licensor and reasonably acceptable to Licensee, at Licensor's expense, to have access during normal business hours to such of the financial records of Licensee and its Affiliates as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Licensor has already conducted an audit under this Section).

5.3.2 If such accounting firm concludes that additional amounts were owed during the audited period, Licensee shall pay such additional amounts within thirty (30) days after the date Licensor delivers to Licensee such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Licensor; provided, however, if the audit discloses that the royalties paid by Licensee for such period were more than seven percent (7%) below the royalties actually due and payable for such period, then Licensee shall pay the reasonable fees and expenses charged by such accounting firm.

5.3.3 Licensor shall cause its accounting firm to retain all financial information subject to review under this Section 5.3 in strict confidence; provided, however, that Licensee shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Licensee regarding such financial information. The accounting firm shall disclose to Licensor only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Licensor shall treat all such financial information as Licensee's Confidential Information

6.      RESEARCH AND DEVELOPMENT OBLIGATIONS

6.1 Research and Development Efforts. Licensee (together with its Affiliates and Sublicensees) shall use its commercially reasonable efforts to conduct such research, development and preclinical and human clinical trials as Licensee reasonably determines are necessary or desirable to obtain regulatory approval to manufacture and market such Licensed Products as Licensee reasonably determines are commercially feasible; and Licensee (together with its Affiliates and Sublicensees) shall use Its commercially reasonable efforts to obtain regulatory approval to market, and following approval to commence marketing and to market each such Licensed Product as Licensee reasonably determines are commercially feasible.

6.2 R&D Plan. Within three (3) months after the Effective Date, Licensee shall furnish to Licensor a copy of Licensee's Research and Development Plan ("R&D Plan") for Licensed Products; and a status and progress report as to Licensee's implementation of the R&D Plan shall be furnished to Licensor annually thereafter, together with an update for the R&D Plan for the next year. The parties acknowledge that the R&D Plan will represent the optimal and desired goals and timeline for development of the Licensed Products, and that there is no guarantee of achieving the goals within said timeline.

6.3 Records. Licensee shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Licensed Products.

6.4 Reports. By April 1 of each calendar year during the term of this Agreement, Licensee shall prepare and deliver to Licensor a written summary report which shall describe (a) the research performed to date employing the Licensed IP, (b) the progress of the development, and testing of Licensed Products in clinical trials, and (c) the status of obtaining regulatory approvals to market Licensed Products.

7.           CONFIDENTIALITY

7.1 Confidential Information. The reports finished by Licensee to Licensor pursuant to Sections 4, 5 and 6 shall be treated as Licensee's Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, Licensor shall maintain in confidence all Confidential Information of Licensee that is disclosed to Licensor, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees and agents, to the extent such disclosure is reasonably necessary in connection with exercising its rights under this Agreement.

7.2 Terms of this Agreement. Except as otherwise required by applicable laws, Licensor and Licensee shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party. Notwithstanding the foregoing, Licensor may disclose the existence of this Agreement and the general nature of the Licensed IP covered by this Agreement (without disclosing any financial terms); and Licensee may disclose the term of this Agreement to any existing or prospective investor or business associate who has a need to know, subject to a customary confidentiality agreement.

8.           PATENTS

8.1     Patent Prosecution and Maintenance. Licensee shall have the right to control, at its sole cost, the preparation, filing, prosecution, defense in post-grant and/or post-issuance administrative procedures, and maintenance of all patents and patent applications in respect of Licensed Patents in the Territory and shall be solely responsible for all costs incurred in the preparation, filing, prosecution and maintenance of such patents and patent applications from the Effective Date through the termination of this Agreement. All such applications in respect of Licensed Patents shall be filed in the name of Licensor. Licensee shall give Licensor an opportunity to review and comment on the text of each patent application subject to this Section 8.1 before filing, and shall supply Licensor with a copy of such patent application as filed, together with notice of its filing date and serial number. Licensor shall cooperate with Licensee, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 8.1. If Licensee, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in respect of Licensed Patents, then Licensee shall notify Licensor in writing thereof and following the date of such notice (a) Licensor shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of such patents and patent applications, and (b) Licensee shall thereafter have no license under this Agreement to such patent or patent application.

8.2 Notification of Infringement. Each Party shall notify the other Party of any substantial infringement known to such Party of any Licensed Patents and shall provide the other Party with the available evidence, if any, of such infringement.

8.3 Enforcement of Patent Rights. Licensee, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed Patents or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce Licensed Patents, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patents unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Patents, in each case in Licensee's own name and, if necessary for standing purposes, in the name of Licensor and shall consider, in good faith, the interests of Licensor in so doing. If Licensee does not, within six (6) months after receipt of notice from Licensor, abate the infringement or file suit to enforce the Licensed Patents against at least one infringing Party, Licensor shall have the right to take whatever action it deems appropriate to enforce the Licensed Patents; provided, however, that, within thirty (30) days after receipt of notice of Licensor's intent to file such suit, Licensee shall have the right to jointly prosecute such suit and to fund up to one-half QA) the costs of such suit. The Party controlling any such joint enforcement action shall not settle the action or otherwise consent to an adverse judgment in such joint action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patents shall be shared in relation to the damages (including attorneys' fees and expenses for the enforcement action) incurred by each Party as a result of such infringement; and such recovery shall not be treated as Revenues for purposes of Section 4.2.1. Notwithstanding the foregoing, to the extent any part of the recovery includes a reasonable royalty payable to Licensee, such royalty amounts shall be deemed Revenue on which Licensee will pay a royalty to Licensor in accordance with Section 4.2.1.

8.4 Cooperation. In any suit to enforce and/or defend the Licensed Patents pursuant to this Section 8, the Party not in control of such suit shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

9. TERMINATION

9.1 Expiration. Subject to Sections 9.3 and 9.4 below, this Agreement shall expire on the expiration of Licensee's obligation to make payments to Licensor under Section 4 above. The license grant under Section 3.1 shall be effective at all times prior to such expiration.

9.2 Termination by Mutual Consent. The Parties may terminate this Agreement at any time by mutual consent, which consent shall be evidenced by a written agreement or other such documentation duly executed by both Parties.

9.3 Termination by Licensee. Licensee may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to Licensor, provided, however,

Licensee shall remain liable for any payments accrued under this Agreement prior to the date of termination.

9.4 Termination for Cause. Except as otherwise provided in Section 11, Licensor may terminate this Agreement upon or after the breach of any material provision of this Agreement by Licensee, if Licensee has not cured such breach within ninety (90) days after receipt of express written notice thereof by Licensor; provided, however, if any default is not capable of being cured within such ninety (90) day period and Licensee is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Licensor shall have no right to terminate this Agreement.

9.5 Termination Upon Licensee Insolvency. This Agreement shall terminate at least one day prior to the occurrence of any of the following events: (i) the Licensee files a voluntary petition in bankruptcy or insolvency or shall petition for reorganization under the bankruptcy law, or makes a general assignment for the benefit of creditors, or otherwise acknowledges insolvency or is adjudged bankrupt; (ii) the Licensee consents to an involuntary petition in bankruptcy or if a receiving order is given against it under any applicable bankruptcy/insolvency law in a jurisdiction; (hi) the appointment of a receiver or other similar representative for the Licensee by a court of competent jurisdiction; or (iv) Licensee fails to carry on business in the normal course.

9.6 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 1, 2, 5,7, 9.1, 9.6, 10 and 12 shall survive the expiration or termination of this Agreement. Upon any termination of this Agreement, Licensor shall grant a direct license to any sublicense of Licensee hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such Sublicensee than the terms and conditions of this Agreement, provided that such Sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license. Upon any termination of this Agreement, for a period of six (6) months thereafter, Licensee (and its Affiliates and Sublicensees) shall continue to be entitled to finish production of any Products which were in process at the time of termination, and Licensee (and its Affiliates and Sublicensees) shall be entitled to sell all Products which were in inventory or in process at the time of termination, so long as Licensee (and its Affiliates and Sublicensees) continues to make the reports and pay the scheduled royalties for said sales as set forth In this Agreement.

10. INDEMNIFICATION

10.1   Indemnification. Licensee shall defend, indemnify and hold Licensor (which for purposes of clarity, is recognized to include, without limitation, its directors, officers, employees, research trainees, students and agents) harmless from all losses, liabilities, damages and expenses (including attorneys' fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach of this Agreement by Licensee, any damages or personal injury resulting from the use, application of, distribution, sale or other exploitation of the Licensed IP, Licensed Patents and the Licensed Product by Licensee, its Affiliates or Sublicensees, or the gross negligence or willful misconduct of Licensee in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of Licensor or the breach of this Agreement by Licensor.

10.2 Procedure. Licensor promptly shall notify Licensee of any liability or action in respect of which Licensor intends to claim such indemnification, and Licensee shall have the right to assume the defense thereof with counsel selected by Licensee. The indemnity agreement in this Section 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Licensee, which consent shall not be withheld unreasonably. The failure to deliver notice to Licensee within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Licensee of any liability to Licensor under this Section 10, but the omission so to deliver notice to Licensee will not relieve it of any liability that it may have to Licensor otherwise than under this Section 10. Licensor under this Section 10, its employees and agents, shall cooperate fully with Licensee and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

10.3 Insurance. During the term of this Agreement, Licensee shall maintain at its own expense:

10.3.1 Comprehensive general liability insurance for claims for damages arising from bodily injury (including death) and property damages caused by, or arising out of, acts or omissions of its employees, in such amounts as are customary and reasonable in the Licensee's industry.

10.3.2 Product liability insurance in such amounts as are customary and reasonable in the Licensee's industry.

10.3.3 Maintenance of such insurance coverage shall not relieve Licensee of any responsibility under this Agreement for damage in excess of the insurance limits.

10.4 Certificates of Insurance. Licensee shall furnish or cause to be furnished to Licensor a certificate of such insurance promptly upon request by Licensor. Each such certificate shall name Licensor an additional named insured.

10.5 Notice of Cancellation or Expiration. Any such insurance policy shall provide that the insurer will give Licensor at least sixty (60) days prior written notice of any impending cancellation, nonrenewal, expiration, or reduction in coverage of the insurance.

11.     FORCE MAJEURE

Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from Force Majeure events.

12.     GENERAL PROVISIONS

12.1   Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in writing, delivered by any available means to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Licensor:                        University Health Network
610 University Avenue Suite 7-504 Toronto, Ontario Canada M5G 2M9

With Copy to: Director
University Health Network
      Office of Technology Development & Commercialization MaRS Centre,
      Heritage  Building .101 College Street, Suite 150
      Toronto, Ontario Canada M5G 1L7

If to Licensee:                        Chief Executive Officer
VistaGen Therapeutics, Inc. 384 Oyster Point Boulevard Suite 8
South San Francisco, CA 94080

With Copy to:                         Gladys Monroy
Morrison & Foerster LLP 755 Page Mill Road Palo Alto, CA 94304-1018

12.2   Further Representations, Warranties & Liability,

(a) Licensee represents and warrants to Licensor that Licensee has the power to enter into this Agreement and to perform its obligations, and that Licensee has taken necessary action for the execution of this Agreement to constitute a binding obligation enforceable against Licensee.

(b) Licensor represents and warrants to Licensee that Licensor has the power to enter into this Agreement and to perform its obligations, and that Licensor has taken necessary action for the execution of this Agreement to constitute a binding obligation enforceable against Licensor.

(c) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, LICENSOR MAKES NO CONDITIONS, WARRANTEES, UNDERTAKINGS OF ANY KIND, INCLUDING WITHOUT LIMITATION, THE ORIGINALITY OR ACCURACY OR PATENTABILITY OR VALIDITY OR NONINFRINGEMENT OF THE LICENSED PATENT(S), LICENSED IP, OR LICENSED PRODUCT(S) ARISING UNDER, OR OTHERWISE THE SUBJECT MATTER OF, THIS AGREEMENT OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE LICENSED PATENT(S), LICENSED IP, OR LICENSED PRODUCT(S) ARISING UNDER, OR OTHERWISE THE SUBJECT MATTER OF THIS AGREEMENT.

(d) LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY LICENSEE (AND ITS AFFILIATE(S) AND SUBLICENSEES) OR ANY OTHERS RESULTING FROM THE USE OF THE OF THE LICENSED PATENT(S), LICENSED IP, OR LICENSED PRODUCT(S) ARISING UNDER, OR OTHERWISE THE SUBJECT MATTER OF THIS AGREEMENT. THE ENTIRE RISK AS TO THE DESIGN, DEVELOPMENT, USE, EXPLOITATION, MANUFACTURE, SALE OR OTHER DISPOSITION AND PERFORMANCE IN RESPECT OF THE LICENSED PATENT(S), LICENSED IP, OR LICENSED PRODUCT(S) ARISING UNDER, OR OTHERWISE THE SUBJECT MATTER OF THIS AGREEMENT IS ASSUMED BY LICENSEE.

12.3 Dispute Resolution.

(a) The Parties agree to use reasonable best efforts to amicably resolve among themselves any dispute arising out of this Agreement.

(b) If the Parties are unable to resolve the dispute under Section 8.5(a), the dispute shall be referred to the Vice President, Research of Licensor or the Vice President's designate and the designate of Licensee for their discussion and resolution. The Parties may agree to mediation of the dispute (procedural details and process to be determined by the Parties).

(c) Any dispute which cannot be amicably settled by the Parties as provided in Sections 8.5(a) and (b) shall be submitted to arbitration in accordance with the provisions of the (Ontario) Arbitration Act, 1991, S.O. 1991, c.17, as amended from time to time. The arbitration will take place in the city of Toronto (Ontario, Canada).

(d) Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the mediators) or arbitrator(s) hereunder, or pending the mediators)' or arbitrator(s)' determination of any dispute, controversy or claim hereunder.

12.4 Assignment. Licensee shall not assign its rights or obligations under this Agreement without the prior written consent of Licensor; provided, however, that Licensee may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any

Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Notwithstanding the aforementioned, Licensee shall remain responsible for the performance of all obligations under this Agreement (including, without limitation, the payment of royalties to Licensor).

12.5 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

12.6 Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

12.7 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

12.8 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Evidence of the execution and delivery of this Agreement may be by a telecopy transmission to a Party of the other Party's signed copy of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of Effective Date.

LICENSOR: University Health Network

By: /s/ Christopher J. Paige
Name: Christopher J. Paige, PhD
Title:   Vice President, Research

LICENSEE: VistaGen Therapeutics, Inc.

By: /s/ Shawn K. Singh
Name: Shawn K. Singh, JD
Title:   Chief Executive Officer

EXHIBIT A

DEFINITIONS

"Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

"Confidential Information" shall mean, with respect to a Party, all information (and all tangible and intangible embodiments thereof), that is owned or controlled by such Party, is disclosed by or on behalf of such Party to the other Party pursuant to this Agreement, and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving Party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving Party and described as such in writing within thirty (30) days after such disclosure. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which, and only to the extent the receiving Party can establish by written documentation, (a) has been generally known prior to disclosure of such information by the disclosing Party to the receiving Party; (b) has become generally known, without the fault of the receiving Party, subsequent to disclosure of such information by the disclosing Party to the receiving Party; (c) has been received by the receiving Party at any time from a source other than the disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) has been otherwise known by the receiving Party free of confidentiality obligations prior to disclosure of such information by the disclosing Party to the receiving Party; or (e) has been independently developed by employees or others on behalf of the receiving Party without use of such information disclosed by the disclosing Party to the receiving Party (each of the aforementioned (a) to (e) a "Confidentiality Exception").

"Effective Date" shall have the meaning set forth in the preamble to this Agreement.

"FDA" shall mean the Food and Drug Administration of the United States, or the successor thereto, or its foreign equivalent in Canada, the EU or elsewhere.

"Force Majeure" means an event or circumstance arising outside of the reasonable control of a party, such as any act of God, flood, natural disaster, embargo, acts of civil or military authorities, terrorism, labor strikes, governmental embargos, and governmental orders.

"IND" shall mean an investigational new drug application or similar application which is required to be filed with the FDA prior to commencing a clinical investigation of a drug pursuant to (US) 21 C.F.R. 312, or its foreign equivalent in Canada, the EU or elsewhere.

"Intellectual Property" or "IP" shall mean all inventions (whether or not patentable), discoveries, trade secrets, Confidential Information, Know-How, data, technology, formulae, methods, processes, protocols, techniques, compositions, and other protectible intangible rights, together with all related Patent Rights, copyrights, trade secret rights, and other legally enforceable rights.

"Know-How" shall mean all trade secrets, know-how, data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful to make, use, develop, sell or seek regulatory approval to market a composition, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application directly and specifically applicable to the Licensed Patents, the Licensed IP, or the Licensed Products.

"Licensed IP" shall have the meaning as defined in Exhibit B.

"Licensed Patents" shall mean the Patent Rights applicable to the Licensed IP.

"Licensed Produces)" shall mean any product or service that if made, used, provided, offered to be provided, sold, offered for sale or imported would infringe (but for the License Agreement) a Valid Claim of the Licensed Patents, or that otherwise uses or incorporates the Licensed IP.

"Milestone Event" shall have the meaning as defined in Section 4.1.

"Milestone Payment" shall have the meaning as defined in Section 4.1.

"NDA" shall mean a New Drug Application, or similar application for marketing approval of a Product for use in the Field submitted to the FDA, or its foreign equivalent in Canada, the EU or elsewhere.

"Net Sales" shall mean, with respect to any Therapeutic-Related Licensed Product, the gross sales price of such Therapeutic-Related Licensed Product invoiced by Licensee or its Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Therapeutic-Related Licensed Product) less, to the extent actually paid or accrued by License or its Affiliate (as applicable), (a) reasonable credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for nonconforming, damaged, out-dated and returned Therapeutic-Related Licensed Product; (b) freight and insurance costs incurred by License or its Affiliate (as applicable) in transporting such Therapeutic-Related Licensed Product to such customers; (c) reasonable cash, quantity and trade discounts, rebates and other price reductions for such Therapeutic-Related Licensed Product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such Therapeutic-Related Licensed Product to such customers; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Therapeutic-Related Licensed Product to such customers; and (f) a reasonable allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles.

"Party" shall mean either VistaGen or UHN; and "Parties" shall mean both VistaGen and UHN.

"Patent Rights" shall mean (a) all patents and patent applications worldwide describing the Licensed IP listed on Exhibit B hereto, (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications listed in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto worldwide.

"Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

"Phase I Clinical Trial" shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of (US) 21 C.F.R. 312.21(a), or its foreign equivalent in Canada, the EU or elsewhere.

"Phase II Clinical Trial" shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of (US) 21 C.F.R. 312.21(b), or its foreign equivalent in Canada, the EU or elsewhere.

"Phase III Clinical Trial" shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA or would otherwise satisfy requirements of (US) 21 C.F.R. 312.21(c), or its foreign equivalent in Canada, the EU or elsewhere.

"Revenues" shall mean (i)Net Sales of Therapeutic-Related Licensed Produces) sold by Licensee and its Affiliates, (ii) Sublicensing Consideration received by Licensee and its Affiliates from Sublicense Agreements, and (iii) Service Sales in respect of Service-Related Licensed Produces).

"Service-Related Licensed Product" shall mean a Licensed Product (i) that is used in and/or for the provision of a research, development or other service to a third party, or (ii) for use in, or as part of, a diagnostic kit or service.

"Service Sales" shall mean, with respect to any Service-Related Licensed Product, the gross amount of monies received for, associated with, or in respect of Service-Related Licensed Product(s) invoiced by Licensee or its Affiliates to customers or otherwise to third parties who are not Affiliates (or are Affiliates but are the end users, beneficiaries, or otherwise recipients of such Service-Related Licensed Product(s)).

"Sublicense Agreement" shall mean any agreement or commitment pursuant to which any of the rights of Licensee under this Agreement are sublicensed or otherwise extended, granted or given to a Third Party (a Sublicensee).

"Sublicensee" shall mean any Third Party to whom Licensee (or its Affiliates) grants rights to use some of Licensee's rights under this Agreement.

"Sublicensing Consideration" shall mean the aggregate consideration received by Licensee or its Affiliates in consideration for granting sublicense rights to a Sublicensee under the Licensed IP, including without limitation license fees, milestone fees, minimum royalties, and earned royalties, but excluding (a) amounts received to fund or reimburse Licensee's or its Affiliates' cost to perform research, development or similar services specifically and directly associated with Licensed Products, (b) amounts received in reimbursement of Licensed IP patent or other

Licensed IP-related out-of-pocket expenses specifically and directly associated with Licensed Products; and (c) amounts received in consideration for the sale of any debt or securities of Licensee or its Affiliates.

"Therapeutic-Related Licensed Product" shall mean a Licensed Product that forms a constituent part of a therapeutic agent for use in human medical or veterinary purposes.

"Third Party" shall mean any Person other than Licensor, Licensee and their respective Affiliates.

"Valid Claim" shall mean a claim of an issued and unexpired patent included within the Licensed Patent, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.